UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Information Required in Proxy Statement

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Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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DATASCOPE CORP.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
PARCHE, LLC
RCG ENTERPRISE, LTD
RCG STARBOARD ADVISORS, LLC
RAMIUS CAPITAL GROUP, L.L.C.
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
DAVID DANTZKER, M.D.
WILLIAM J. FOX
MARK R. MITCHELL
PETER A. FELD

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Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. ("Ramius Capital"), together with the other participants named herein, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its two nominees at the 2007 annual meeting of stockholders of Datascope Corp., a Delaware corporation (the "Company").

Item 1: On November 15, 2007, Ramius Capital issued the following press release:

RAMIUS CAPITAL SENDS LETTER TO SHAREHOLDERS OF DATASCOPE

Raises Key Questions Regarding Recent Company Statements

New York – November 15, 2007– Starboard Value and Opportunity Master Fund Ltd., an affiliate of RCG Starboard Advisors, LLC and Ramius Capital Group, L.L.C. (collectively, “Ramius”), today issued a letter to all shareholders of Datascope Corp. (“Datascope” or the “Company”) (NASDAQ: DSCP) in which Ramius poses several key questions to the Board concerning statements made in the Company’s November 8, 2007 press release.

The letter raises questions about: (1) the Company’s claim that there was no evidence to support the allegations of ethics violations or evidence of wrongdoing; (2) the independence of the forensic accountants who investigated the alleged ethics violations; (3) the history of significant turnover at Datascope; and (4) the historically weak financial performance of the Company.

Ramius Partner Mark R. Mitchell stated, “We believe it is important for Datascope to provide full, fair and accurate answers to these questions promptly as it is critical for shareholders to understand the facts surrounding this election contest.”

As previously announced, Ramius has nominated two independent director nominees for election at the Company’s 2007 Annual Meeting of Stockholders, which has been scheduled for December 20, 2007.

Mr. Mitchell added, “Our knowledgeable, experienced and truly independent director nominees are committed to working in a productive manner with the other directors in order to ensure that Datascope is being run in a manner that is in the best interest of all shareholders.”

Information regarding the election contest, Ramius’ nominees, and the alleged ethics violations is available at www.ShareholdersForDatascope.com.

The full text of the letter follows:

KEY QUESTIONS FOR THE DATASCOPE BOARD OF DIRECTORS

November 15, 2007

Dear Fellow Datascope Shareholder:

The Ramius Group is seeking your support to elect two highly qualified, independent director nominees to the Datascope Board.  In our opinion, the current Board of Directors has failed to provide the accountability and transparency that shareholders deserve.  We believe that representation by newly elected, truly independent Directors is needed to remedy this situation.  We urge you to vote your shares for our independent nominees on the enclosed WHITE proxy card today.

We believe that the recent ethics investigations concerning Mr. Lawrence Saper, the Company’s founder, Chairman, and Chief Executive Officer, and a senior Datascope executive in Europe, crystallize what is wrong at the Company and why change is needed now.  The Company responded to our concerns about the ethics investigations in a press release dated November 8, 2007.  In our view, the dismissive tone and unqualified statements in the press release further highlight why change at the Board level is necessary.

All Datascope shareholders deserve answers to the legitimate concerns about the ethics investigations.  We urge you to join us in demanding that the Board provide full, fair and accurate answers to the following questions concerning statements in the November 8, 2007 press release:

Question #1

In the press release, the Company states, “The Audit Committee concluded there was no evidence to support the allegations or evidence of wrongdoing on the part of the Chairman, members of his family, or the senior executive against whom anonymous allegations were made.”

That appears to conflict with what the Company has previously disclosed to the SEC.  In an 8-K filed with the SEC on March 2, 2007, the Company stated:

“The Audit Committee has recommended that the Company clarify certain of its procedures concerning the use of Company credit cards and reimbursement for travel and entertainment expenses.  The Audit Committee has also recommended that procedures concerning the administration of medical plans be enhanced to prevent the inclusion in the Company’s medical plans of individuals who should not be included.  The Audit Committee concluded that certain individuals were so included, including the Chairman’s son, who should not have been included.  The amounts erroneously expended by the Company for medical expenses have not been material.  The Chairman has volunteered to reimburse the Company for any amounts expended by the Company as a result of his son having been provided with medical coverage in error.” (emphasis added)

If there was, “no evidence to support the allegations or evidence of wrongdoing”, then why did the Company have to change several of its corporate procedures?  Why did the Chairman volunteer to reimburse the Company?  Has the Company been reimbursed and, if so, how much?  Is this an accurate characterization of the actual events?  What is the full story?

Question #2

In the press release, the Company states, “The Audit Committee conducted a thorough investigation selecting its own independent counsel and forensic accountants neither of whom had any material prior relationship with the Company.”

In an 8-K filed with the SEC on February 9, 2007, the Company disclosed that the Board of Directors had engaged the law firm Morvillo, Abramowitz, Grand, Iason, Anello & Bohrer, P.C. and independent forensic accountants to provide them with independent advice in connection with the review of alleged ethics violations involving Mr. Saper and a senior executive in Europe.

Why did the Company disclose the name of the law firm but remain silent on the identity of the independent forensic accountants?  Who are the independent forensic accountants and what relationship, if any, do they have to the Company or the Board?

Question #3

In the press release, the Company states, “Furthermore, Datascope’s senior management team comprises a group of eight corporate officers with an average tenure of 13 years, excluding the CEO and founder….”

The fact remains that five senior executives left the Company within a two month period directly following the ethics investigations.  This exodus demonstrates the instability within the Company, irrespective of the tenure of other corporate officers.  We are also concerned about turnover at the divisional operating level.  These managers and employees are responsible for running the day-to-day operations of each of the Company’s operating divisions and we believe that stability in these roles is important.

What is the record of senior executive turnover at Datascope?  What is the history of leadership at each of the Company’s operating divisions?  Why is there such significant turnover at Datascope?

Question #4

In the press release, the Company states, “Datascope has a sound strategic plan to drive sustainable and profitable growth…We are committed to executing our strategic growth plan….”

Since 2000, the Company has spent an average of $31 million per year on research and development, or a total of $244 million.  Sales, general, and administrative expenses have increased by over $25 million per year.  Over the same time period, revenue and gross profit have grown at a dismal compounded annual growth rate of 3.3% and 2.2%, respectively.  Earnings per share has declined from $2.06 per share in 2000 to $1.14 per share in 2007.  In our opinion, these results do not reflect a “sound strategic plan to drive sustainable and profitable growth.”  The Company’s lackluster performance is entirely apparent when compared to traditional financial indices.  Since 2000, Datascope’s stock price has declined 3.4% compared to the S&P 500, Russell 2000, and NASDAQ, which have appreciated by 25.1%, 26.0%, and 27.7%, respectively.

How can shareholders have confidence in unqualified statements regarding a “sound strategic plan to drive sustainable and profitable growth” given the historical underperformance of management and the Company?

We believe it is important for all shareholders that Datascope provide full, fair and accurate answers to these questions promptly.  It is critical for shareholders to understand the facts surrounding this election contest.  To that end, we have posted the SEC filings that we reference in this letter and other materials on our website, www.shareholdersfordatascope.com.

Shareholders should also know that we have offered on several occasions to meet with representatives of management and the Board of Directors.  However, as recently as Tuesday, November 13, 2007, our previously scheduled meeting with the Company was cancelled without justification.

As we have stated before, our knowledgeable, experienced, and truly independent director nominees are committed to working in a productive manner with the other Datascope directors in order to ensure that the Company is being run in a manner that is in the best interest of all shareholders. We urge you to vote your shares FOR our independent nominees on the enclosed WHITE proxy card.

We thank you for your support.

/s/ Mark R. Mitchell
Mark R. Mitchell
Partner, Ramius Capital Group, L.L.C.

Please sign, date and return the enclosed WHITE proxy card today, or if available, vote your shares by phone or over the internet by following the enclosed instructions.  If you have any questions, or require assistance in voting your shares, please call our proxy solicitors:

Innisfree M&A Incorporated
501 Madison Avenue – 20th Floor
New York, New York 10022
Stockholders Please Call Toll-Free: (888) 750-5834
Banks or Brokers Call Collect: (212) 750-5833

About Ramius Capital Group, L.L.C.

Ramius Capital Group is a registered investment advisor that manages assets of approximately $9.6 billion in a variety of alternative investment strategies. Ramius Capital Group is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

On November 2, 2007, Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. ("Ramius Capital"), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission ("SEC") of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes for the election of its nominees at the 2007 annual meeting of shareholders of Datascope Corp., a Delaware corporation (the "Company").

RAMIUS CAPITAL ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE NUMBER: (888) 750-5834.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd., a Cayman Islands exempted company ("Starboard"), Parche, LLC, a Delaware limited liability company ("Parche"), RCG Enterprise, Ltd, a Cayman Islands exempted company ("RCG Enterprise"), RCG Starboard Advisors, LLC, a Delaware limited liability company ("RCG Starboard Advisors"), Ramius Capital Group, L.L.C., a Delaware limited liability company ("Ramius Capital"), C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Jeffrey M. Solomon, David Dantzker, M.D., William J. Fox, Mark R. Mitchell and Peter A. Feld (the "Participants"). As of November 14, 2007, Starboard beneficially owned 480,992 shares of Common Stock of the Company and Parche beneficially owned 91,425 shares of Common Stock of the Company. As the sole non-managing member of Parche and owner of all economic interests therein, RCG Enterprise is deemed to beneficially own the 91,425 shares of Common Stock of the Company owned by Parche. As the investment manager of Starboard and the managing member of Parche, RCG Starboard Advisors is deemed to beneficially own the 480,992 shares of Common Stock of the Company owned by Starboard and the 91,425 shares of Common Stock of the Company owned by Parche. As the sole member of RCG Starboard Advisors, Ramius Capital is deemed to beneficially own the 480,992 shares of Common Stock of the Company owned by Starboard and the 91,425 shares of Common Stock of the Company owned by Parche. As the managing member of Ramius Capital, C4S is deemed to beneficially own the 480,992 shares of Common Stock of the Company owned by Starboard and the 91,425 shares of Common Stock of the Company owned by Parche. As the managing members of C4S, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon is deemed to beneficially own the 480,992 shares of Common Stock of the Company owned by Starboard and the 91,425 shares of Common Stock of the Company owned by Parche. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of such shares of Common Stock of the Company except to the extent of their pecuniary interest therein. As members of a "group" for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, Dr. Dantzker and Messrs. Fox, Mitchell and Feld are deemed to beneficially own the 480,992 shares of Common Stock of the Company owned by Starboard and the 91,425 shares of Common Stock of the Company owned by Parche. Dr. Dantzker and Messrs. Fox, Mitchell and Feld each disclaim beneficial ownership of shares of Common Stock of the Company that they do not directly own.

Contact:

Media & Shareholders:
Sard Verbinnen & Co.
Dan Gagnier or Renée Soto, 212-687-8080